UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2021

AKERNA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39096	83-2242651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Larimer Street, #246, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 932-6537

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KERN	NASDAQ Capital Market
Warrants to purchase one share of Common Stock	KERNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2021, Akerna Corp. (“Akerna”) entered into a stock purchase agreement (the “SPA”) with The Nav People, Inc., dba 365 Cannabis (the “365 Cannabis”) and Matthew Dredge, Ian Humphries, Jeff Kiehn, David Walker and Quartermain Investment Holdings Ltd. (collectively, the “Sellers”) pursuant to which Akerna agreed to purchase all of the issued and outstanding securities of 365 Cannabis (the “365 Securities”) from the Sellers on the terms and conditions set forth therein.

Pursuant to the SPA and subject to satisfaction of all the closing conditions set forth therein, Akerna will purchase 365 Cannabis at the closing of the acquisition (the “Closing”) from the Sellers from a price of $17 million (the “Purchase Price”), to be paid in at least $4 million in cash, subject to upward adjustment by Akerna in its sole discretion at or prior to the Closing, with the remainder, if any, to be paid in shares of common stock of Akerna at a price per share equal to the 20-day volume weighted average price of the common stock of Akerna on the Nasdaq Capital Market at the time of the signing of the SPA ($3.3636). At the Closing, the Purchase Price is subject to adjustment for: (a) an increase or decrease by the amount actual working capital at Closing is greater or less than actual working capital, (b) a 10% cash escrow, (c) a 10% share escrow, (d) an amount of cash or shares of common stock issued to payoff lenders, (e) decreased by the amount of any outstanding indebtedness not paid off at Closing, (f) decreased for any working capital hold-back amount, (g) increased by the amount of cash and cash equivalent on hand, (h) decreased by employee compensation increases and (i) decreased by transaction expenses.

In addition to the Purchase Price, Akerna and the Sellers have agreed to a potential earn-out payment during the earn-out period of 12 months following the Closing equal to (a) 3.0 multiplied by the recurring revenue (as defined in the SPA) generated during the earnout period from (i) sales of 365 product (less any excluded revenue) and (ii) sales of the products of Akerna’s other wholly-owned subsidiary, Viridian, to any customers other than the customers listed on exhibit A to the SPA, each as determined by Akerna minus (b) the Purchase Price. In no event will the aggregate earnout payment exceed $8,000,000. The earn-out payment is payable in cash or shares of common stock of Akerna, in the sole discretion of Akerna; provided however, that Akerna will not issue shares of common stock to the extent that such issuance would violate the rules of the Nasdaq Capital Market without approval of the stockholders of Akerna, unless such approval has been obtained. The earn-out payment is subject to early payment if certain key employees are terminated without cause prior to the end of the earnout period, subject to monthly cumulative recurring revenue targets being met at the time of termination.

The SPA contains customary representations, warranties and covenants for a transaction of this type by Akerna, 365 Cannabis and the Sellers. Specifically, the SPA contains provisions regarding the conduct of 365 Cannabis in the period between the signing of the SPA and the Closing, efforts to consummate, payoff letters and lien releases, confidentiality, notification of certain events and employee compensation. Additionally, in consideration of the Purchase Price, Jeff Kiehn has agreed to a two-year non-solicitation and non-compete covenant with Akerna throughout North America.

The SPA also contains post-closing indemnification obligations of the Sellers and Akerna.

The SPA is subject to the satisfaction of certain customary closing conditions, including but not limited to, for the benefit of Akerna, the representations and warranties of the Sellers being true and correct at the Closing, the Sellers having performed their covenants under the SPA, no material adverse effect having occurred and all required consents having been obtained.

The SPA may be terminated by both parties on mutual consent or if the transaction has not closed by November 12, 2021 (the “Outside Date”). Akerna may terminate the SPA if any representation or warranty of the Sellers or 365 Cannabis will not be true and correct in any material respect or if the Sellers or 365 Cannabis fail to perform any covenant such that, in each case, the conditions to closing will not be satisfied at or prior to the Outside Date, subject to a 30-day cure period. The Sellers may terminate the SPA if any representation or warranty of Akerna will not be true and correct in any material respect or if the Sellers or 365 Cannabis fail to perform any covenant such that, in each case, the conditions to closing will not be satisfied at or prior to the Outside Date, subject to a 30-day cure period.

Akerna expects the closing of the SPA to occur on or around October 1, 2021.

The description of the SPA contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the SPA. A copy of the SPA is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description
10.1	Stock Purchase Agreement, dated September 13, 2021, relating to the 365 Cannabis acquisition
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 20, 2021	AKERNA CORP.

	By:	/s/ John Fowle
		Name:	John Fowle
		Title:	Chief Financial Officer

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